EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report dated May 19, 2014 with respect to the consolidated financial statements of SFSB, Inc. as of and for the year ending December 31, 2013 included in this Form 8-K/A of Bay Bancorp, Inc.

/s/ Stegman & Company

Baltimore, Maryland
August 19, 2014